Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Excelsa Acquisition Corp

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 9, 2021, except for Note 8, as to which the date is May 7, 2021 relating to the financial statements of Excelsa Acquisition Corp, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
McLean, Virginia
May 25, 2021